Exhibit 3.42

CERTIFICATE OF INCORPORATION

OF

BRUCE AEROSPACE INC.

PURSUANT TO SECTION 102 OF THE DELAWARE

GENERAL CORPORATION LAW

BRUCE AEROSPACE INC., a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (the “GCL”), by its sole incorporator, hereby certifies as follows:

FIRST: The name of the corporation is Bruce Aerospace Inc. (the “Corporation”).

SECOND: The name of its registered agent is The Corporation Trust Company. The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is Three Thousand (3,000) shares, all of which shall be Common Stock, $.001 par value.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jennifer Hardy	Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, OH 44114-3485

SIXTH: The Board of Directors is authorized to make, alter or repeal the By-laws of the Corporation.

SEVENTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors.

EIGHTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws of the

Corporation, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-laws so provide.

NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

TENTH: A director of this Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duty, except in the event of any of the following:

(a)	A breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b)	Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c)	A violation of Section 174 of the General Corporation Law of the State of Delaware; and

(d)	A transaction from which the director derived an improper personal benefit.

ELEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Eleventh. Any repeal or modification of this Article Eleventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned, being the sole incorporator above named for the purpose of forming a corporation pursuant to the GCL of the State of Delaware, has signed this instrument the 6th day of August, 2007.

/s/ Jennifer Hardy
Jennifer Hardy, Sole Incorporator